Exhibit 99.1

                                                                         N E W S

Cimarex Energy Co.                                                       CIMAREX
1700 Lincoln Street, Suite 1800
Denver, CO 80203
Phone: (303) 295-3995


         Cimarex Announces First-Quarter Production Volumes and Provides
                               Operations Update


DENVER, April 24, 2008 - Cimarex Energy Co. (NYSE: XEC) today announced that first-quarter 2008 oil and gas production volumes averaged 476.2 million cubic feet equivalent per day (MMcfe/d), up 8% from the first-quarter 2007 average of
441.5 MMcfe/d.

      Reflecting positive results from new horizontal oil wells in southeast New Mexico and West Texas, first-quarter oil production grew 16% to an average of 22,757 barrels per day. Gas production in the latest quarter averaged 339.7 million cubic feet per day (MMcf/d), an increase of 5% from the first-quarter 2007 average of 324.2 MMcf/d. First-quarter 2008 production excludes approximately 11 MMcfe/d for the Spraberry and Gulf of Mexico Main Pass property sales which closed near year-end 2007.

      First-quarter 2008 prices are expected to be in the range of $8.30 to $8.40 per thousand cubic feet of gas and $94.10 to $94.60 per barrel of oil. Gas price realizations benefited from strong prices for natural gas liquids.

      Exploration and Development Activity

      First-quarter 2008 drilling totaled 126 gross (76 net) wells, completing 91% as producers. Cimarex currently has 36 operated rigs running. Full year 2008 exploration and development capital investment is still projected to range from $1.1 - $1.3 billion.

      Mid-Continent

      First-quarter 2008 drilling totaled 70 gross (34 net) wells, completing 95% as producers. First-quarter 2008 Mid-Continent production averaged 206.9 MMcfe/d, an increase of 13% over first-quarter 2007.

      Texas Panhandle Granite Wash drilling totaled 29 gross (21 net) wells with 100% completed as producers. Notable wells commencing production in the first quarter include Courson Ranch 4-13 (35% working interest) at 3.1 MMcfe/d, Flowers 61-22 (100% working interest) at 2.3 MMcfe/d, Hobart Ranch 27-68 (100% working interest) at 1.9 MMcfe/d and the Earp 58 5H (35% working interest) at
3.5 MMcfe/d.

      Anadarko Basin and Southern Oklahoma drilling totaled 31 gross (11 net) wells with 90% being completed as producers. In the Anadarko Basin, five horizontal wells have been drilled in the Woodford Shale and three wells are drilling. The wells drilled are in various stages of completion and evaluation. Fourteen operated rigs are currently drilling in the Mid-Continent region, including nine in the Texas Panhandle.

      Permian Basin

      First-quarter 2008 Permian drilling totaled 50 gross (37 net) wells, 96% of which were completed as producers. First-quarter 2008 production averaged
159.7 MMcfe/d, a 15% increase over the first quarter of 2007. Oil production in the first quarter of 2008 reached another record high 12,050 barrels per day, 33% greater than the first quarter of 2007. Increased oil production is a result of successful horizontal drilling programs in southeast New Mexico and West Texas.

      Southeast New Mexico first-quarter 2008 drilling totaled 27 gross (17 net) wells with 93% being completed as producers. Recent wells brought on production in southeast New Mexico include the Bierstadt 12 Fee 4H (100% working interest) at 300 barrels oil equivalent per day (BOE/d), Crow Flats 16 State 3H (62% working interest) at 550 BOE/d, Maroon 24 Fee 1H (100% working interest) at 250 BOE/d and White City 10 Fed 2 (100% working interest) at 1.0 MMcfe/d.

      A total of 23 gross (19 net) wells were drilled in West Texas, of which 100% were completed as producers. In Ward and Reeves Counties drilling totaled 4 gross (3 net) horizontal wells in the Third Bone Spring formation. Recent Bone Spring wells brought on production include the Cimarex University 18-31 1H (100% working interest) at 400 BOE/d, Cimarex University 18-38 2H (100% working interest) at 360 BOE/d, Cimarex University 20-43 1H (100% working interest) at 250 BOE/d and the Fortson 47-1H (35% working interest) at 700 BOE/d.

      Cimarex has 16 operated rigs drilling in the Permian Basin, including seven in southeast New Mexico and nine in West Texas.

      Gulf Coast/Gulf of Mexico

      Cimarex drilled six gross (four net) Gulf Coast wells in the first quarter of 2008, completing 83% as producers. First-quarter 2008 Gulf Coast production volumes averaged 83.0 MMcfe/d, an increase of 12% from first-quarter 2007 volumes of 73.9 MMcfe/d. Offshore production volumes averaged 22.1 MMcfe/d, as compared to 37.8 MMcfe/d in the first quarter of 2007. Decline in offshore production is a result of an inactive drilling program, natural reservoir decline and the sale of operated Main Pass properties.

      Yegua/Cook Mountain drilling in Liberty and Hardin Counties, Texas totaled three gross (2.4 net) wells with a 100% success rate. Wells recently commencing production include the Leonora (70% working interest) at 10.3 MMcfe/d (5.6 MMcf/d of gas and 780 barrels of oil per day) and Pic Realty Corp 1 (72% working interest) at 17.6 MMcfe/d (11.9 MMcf/d of gas and 950 barrels of oil per day).


FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com